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                                                                    EXHIBIT 5.1



                               September 23, 1999



STAR Telecommunications, Inc.
223 East De La Guerra Street
Santa Barbara, California  93101

Ladies and Gentlemen:

         You have requested our opinion with respect to 65,385 shares (the "Shares") of common stock, $0.001 par value per share (the "Common Stock"), of Star Telecommunications, Inc., a Delaware corporation (the "Company"), which Shares are to be issued upon the exercise of stock options to be granted pursuant to the terms of the Star Telecommunications, Inc. 1999 Employee Stock Option Agreements ("the Employee Stock Option Agreements"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         We have examined the Company's Certificate of Incorporation and Bylaws each as amended and the Employee Stock Option Agreements. We have also examined the records of corporate proceedings taken in connection with the issuance of the Shares under the Employee Stock Option Agreements.

         Based upon the foregoing examinations, we are of the opinion that the Shares, when offered, sold and paid for pursuant to the exercise of stock options granted under the Employee Stock Option Agreements, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,




                                       /s/ Riordan & McKinzie


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